Frederick County Bancorp, Inc. Reports Results for the First Quarter 2011

FREDERICK, Md., April 12, 2011 /PRNewswire/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, for the quarter ended March 31, 2011, the Company recorded net income of $336 thousand and diluted earnings per share of $0.22, as compared to net income of $308 thousand and diluted earnings per share of $0.21 recorded for the first quarter of 2010. The increase in earnings was due primarily to a slight increase in net interest income in 2011 to $2.6 million from the $2.5 million recorded in the first quarter of 2010, while the provision for loan losses decreased to $115 thousand for the first quarter of 2011 as compared to $400 thousand for the first quarter of 2010.

The ratio of the allowance for loan losses to total loans stood at 1.85% and 1.41% as of March 31, 2011 and 2010, respectively. Net loan recoveries for the quarter ended March 31, 2011 totaled $8 thousand. Net loan charge-offs for the same period last year consisted of several charged-off loans totaling an aggregate of $500 thousand. While the Company's loan quality compares favorably to peer group statistics, management remains concerned with local commercial and residential real estate weakness, resulting in lower valuations and continued losses in the Company's real estate loan portfolios. The Company has seen an increase in its ratio of nonperforming assets to total assets, 1.09% at March 31, 2011 as compared to 0.38% at March 31, 2010, and a decrease in its ratio of net charge-offs to average loans from 0.23% at March 31, 2010 to 0.00% at March 31, 2011.

The Company also reported that, as of March 31, 2011, assets stood at $291.7 million, with total deposits of $250.8 million and gross loans of $207.8 million, representing increases of 3.6% and 3.6% and a decrease of 3.2%, respectively, as compared to the first quarter of 2010.

President and CEO Martin S. Lapera said, "Frederick County Bank is currently well capitalized. Our capital ratios exceed the regulatory requirements for well capitalized banks, with our ratios of 14.25% and 12.99% for Total Risk-Based Capital and Tier 1 Capital, respectively, compared to the regulatory minimums of 10.00% and 6.00%. Our liquidity position remains strong, with $37.6 million in federal funds sold and other overnight investments, which equates to 12.9% of assets."

Frederick County Bank is approaching its ten year anniversary and has posted positive quarterly earnings continuously since 2002, its second year in operation. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through four offices, three of which are in the City of Frederick and one office located in Walkersville, Maryland. A fifth office is being constructed on the East side of Frederick City near the airport and is expected to be completed in the fourth quarter of 2011. Frederick County Bank maintains a solid Four Star Rating from Bankrate.com and the top Five Star Rating from Bauer Financial, Inc., both ratings as of December 31, 2010.

	March 31,	March 31,	December 31,
	2011	2010	2010
(dollars in thousands)	(unaudited)	(unaudited)	(audited)
Total assets	$ 291,710	$ 281,564	$ 289,043
Cash and due from banks	1,464	1,412	1,469
Federal funds sold and other overnight investments	37,573	30,091	40,596
Investment securities - available for sale	36,875	28,052	30,178
Restricted stock	1,521	1,566	1,521
Loans, net	203,924	211,559	205,669
Allowance for loan losses	3,842	3,027	3,718
Deposits	250,772	242,131	248,624
Short-term borrowings	300	500	300
Long-term borrowings	10,000	10,000	10,000
Junior subordinated debentures	6,186	6,186	6,186
Shareholders' equity	23,683	22,076	23,195

Nonperforming assets	3,179	1,076	2,928

SELECTED FINANCIAL DATA
	Three Months Ended
	March 31,
	2011	2010
(dollars in thousands, except per share data)	(unaudited)	(unaudited)
SUMMARY OF OPERATING RESULTS:
Interest income	$3,408	$ 3,504
Interest expense	807	966
Net interest income	2,601	2,538
Provision for loan losses	115	400
Net interest income after provision for loan losses	2,486	2,138
Securities gains	3	-
Noninterest income (excluding gains (losses))	127	137
Noninterest expense	2,105	1,835
Income before provision for income taxes	511	440
Provision for income taxes	175	132
Net income	336	308

Net (recoveries) charge-offs	(8)	500

PER COMMON SHARE DATA:
Basic earnings per share	$ 0.23	$ 0.21
Diluted earnings per share	$ 0.22	$ 0.21
Basic weighted average number of shares outstanding	1,473,508	1,461,802
Diluted weighted average number of shares outstanding	1,499,219	1,468,896
Common shares outstanding	1,476,754	1,461,802
Book value per share	$ 16.04	$ 15.10

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.47%	0.47%
Return on average equity	5.70%	5.55%
Allowance for loan losses to total loans	1.85%	1.41%
Nonperforming assets to total assets	1.09%	0.38%
Ratio of net charge-offs to average loans	0.00%	0.23%
Tier 1 capital to risk-weighted assets	12.99%	12.03%
Total capital to risk-weighted assets	14.25%	13.28%
Tier 1 capital to average assets	10.37%	10.60%
Average equity to average assets	8.24%	8.40%

Weighted average yield/rate on:
Loans	6.19%	6.27%
Interest-earning assets	5.08%	5.65%
Interest-bearing liabilities	1.47%	1.93%
Net interest spread	3.61%	3.72%
Net interest margin	3.90%	4.12%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, +1-240-529-1507